As filed with the Securities and Exchange Commission on November 23, 2010

United States
Securities and Exchange Commission
Washington, D.C. 20549

Form S-8
Registration Statement Under
The Securities Act of 1933

Trey Resources, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	16-1633636
(State or other jurisdiction of incorporation or organization)	(I.R.S. EmployerIdentification No.)

5 Regent Street, Suite 520 Livingston, NJ 07039
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (973) 758-9555

Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Stock Incentive Plan
and
Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan
and
Trey Resources, Inc. 2007 Consultant Stock Incentive Plan
(Full title of Plan)

Mark Meller, President and Chief Executive Officer
Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039
(973) 758-9555
(Name, address, including Zip Code and telephone number
including area code of agent for service)

With a Copy to:

Lawrence A. Muenz, Esq.
Meritz & Muenz LLP.
2021 O Street, NW
Washington, DC 20036
(202) 728-2909

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

	Proposed	Proposed
	maximum	maximum	Amount of	Total
	amount to be	offering price	aggregate	registration
Title of each class of securities to be registered	registered	per unit (c)	offering price	Fee (22)

Class A Common Stock	872,899,746	$.0001	$87,290	$10.13	(1)(2)(3)(4)(5)(6)(10)(11)
Class A Common Stock	1,053,686,999	$.0001	$105,369	$12.37	(7)(8)(9)(12)(13)
Class A Common Stock	300,000,000	$.0001	$30,000	$3.48	(14)(15)(16)(17)(18)(19)(20)
______________________________________________________________________________________

(1)
25,500,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan were registered on April 19, 2006 pursuant to Registration Statement File No. 333-133401. The fee of $31.38 was paid in connection with that original registration Statement.

(2)
An additional 2,400,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on May 18, 2006 pursuant to Registration Statement File No. 333-134250. The additional fee of $3.60 was paid at that time.

(3)
An additional 2,100,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on September 14, 2006 pursuant to Registration Statement File No. 333-137307. The additional fee of $2.25 was paid at that time.

(4)
An additional 3,950,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on January 31, 2007 pursuant to Registration Statement File No. 333-140364. The additional fee of $2.15 was paid at that time.

(5)
An additional 19,000,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on April 17, 2007 pursuant to Registration Statement File No. 333-142179. The additional fee of $4.27 was paid at that time.

(6)
An additional 28,380,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on May 30, 2007 pursuant to Registration Statement File No. 333-143371. The additional fee of $2.98 was paid at that time.

(7)
20,000,000 of the shares authorized for issuance under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan were registered on January 31, 2007 pursuant to Registration Statement File No. 333-140364. The fee of $10.91 was paid in connection with that original registration Statement.

(8)
32,950,000 of the shares authorized for issuance under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan were registered on April 17, 2007 pursuant to Registration Statement File No. 333-142179. The fee of $7.40 was paid in connection with that original registration Statement.

(9)
An additional 28,380,000 shares authorized under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan was registered on May 30, 2007 pursuant to Registration Statement File No. 333-143371. The additional fee of $2.98 was paid at that time.

(10)
An additional 38,670,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan was registered on July 16, 2007 pursuant to Registration Statement File No. 333-144615. The additional fee of $.34 was paid at that time.

(11)
80,000,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Stock Incentive Plan were registered on September 11, 2007 pursuant to Registration Statement File No. 333-145975. The additional fee of $.74 was paid at that time.

(12)
80,000,000 of the shares authorized under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan were registered on September 11, 2007 pursuant to Registration Statement File No. 333-145975. The additional fee of $.74 was paid at that time.

(13)
An additional 38,670,000 shares authorized under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan was registered on July 16, 2007 pursuant to Registration Statement File No. 333-144615. The additional fee of $.34 was paid at that time.

(14)
25,500,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on April 19, 2006 pursuant to Registration Statement File No. 333-133401. The fee of $31.38 was paid in connection with that original registration Statement

(15)
An additional 2,400,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on May 18, 2006 pursuant to Registration Statement File No. 333-134250.The additional fee of $3.60 was paid at that time.

(16)
An additional 2,100,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on September 14, 2006 pursuant to Registration Statement File No. 333-137307. The additional fee of $2.25 was paid at that time.

(17)
An additional 3,950,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on January 31, 2007 pursuant to Registration Statement File No. 333-140364. The additional fee of $2.15 was paid at that time.

(18)
An additional 19,000,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on April 17, 2007 pursuant to Registration Statement File No. 333-142179. The additional fee of $4.27 was paid at that time.

(19)
An additional 28,380,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on May 30, 2007 pursuant to Registration Statement File No. 333-143371. The additional fee of $2.98 was paid at that time.

(20)
An additional 38,670,000 shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan was registered on July 16, 2007 pursuant to Registration Statement File No. 333-144615. The additional fee of $.34 was paid at that time.

(21)
80,000,000 of the shares authorized under the Trey Resources, Inc. Amended and Restated 2004 Directors’ and Officers’ Stock Incentive Plan were registered on September 11, 2007 pursuant to Registration Statement File No. 333-145975. The additional fee of $.74 was paid at that time.

(22)	Price calculated in accordance with Rule 457(c) of the regulations promulgated under Securities Act of 1933.

Approximate date of proposed sale to the public:  This Registration Statement shall become effective upon filing with the Commission.

EXPLANATORY NOTE

This registration statement contains two parts. Part I contains a re-offer prospectus prepared in accordance with Part I of Form S-3 in accordance with Instruction C of the General Instructions to Form S-8.  The re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 1,072,899,746 shares of Class A Common Stock issued under the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan.  Subject to the volume limitations of Rule 144(e) of the Securities Act of 1933, the re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 500,000,000 shares of common stock issued under the Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Stock Incentive Plan.  The re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 1,253,686,999 shares of Class A Common Stock issued under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan.  Part II contains information required in this registration statement under Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Trey Resources, Inc. 5 Regent Street, Suite 520, Livingston, NJ 07039. Trey Resources’ telephone number is (973) 758-9555.  The re-offer prospectus follows this paragraph.

PROSPECTUS

TREY RESOURCES, INC.

2,826,586,748 shares of Class A Common Stock

The shares of Trey Resources, Inc. Class A Common Stock being offered under this prospectus are being offered by: (a) the directors and officers of Trey Resources, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Stock Incentive Plan (the “Directors’ and Officers’ Plan”), (b) employees, independent contractors and agents of Trey Resources, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan (the “Plan”) and (c) independent contractors and agents of Trey Resources, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan (the “Consultant Plan”).  Our common stock trades on the FINRA OTC Bulletin Board under the symbol “TYRIA”.  On November 22, 2010 the high and low sale prices for a share of our common stock were $.0001 and $.0002, respectively.

The mailing address and telephone number of our principal executive offices are 5 Regent Street, Suite 520, Livingston, NJ  07039 (973) 758-9555.

____________________

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
PLEASE SEE “RISK FACTORS” WITHIN THIS PROSPECTUS.

____________

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

____________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2010

SUMMARY

This registration statement covers in the aggregate 2,826,586,745 shares of Class A Common Stock, par value $.00001 per share of Trey Resources, Inc. (“Trey” or the “Company”).  Up to 500,000,000 Class A Common Stock shares may be issued under the Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Stock Incentive Plan, as amended (the “Directors’ and Officers’ Plan”), up to 1,072,899,746 Class A Common Stock shares may be issued under the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan, as amended (the “Plan”) and up to 1,253,686,999 Class A Common Stock shares may be issued under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan (the “Consultant Plan”)  The Board of Directors of Trey approved the Directors’ and Officers’ Plan and the Plan initially on September 30, 2004 and the Consultant Plan on January 23, 2007.
DESCRIPTION OF BUSINESS

Background

Trey Resources, Inc., a Delaware corporation (the “Company”), was incorporated as iVoice Acquisition 1, Inc. on October 3, 2002 as a wholly owned subsidiary of iVoice, Inc. (“iVoice”). On September 5,, 2003, we changed our corporate name to Trey Resources, Inc.  On February 13, 2004, we became an independent public company when all the shares owned by iVoice, Inc. were distributed to the iVoice shareholders.  In March 2004, Trey Resources, Inc. began trading on the NASD OTC Bulletin Board under the symbol TYRIA.OB.

In June 2004, our wholly-owned subsidiary, SWK Technologies, Inc.,  completed a merger with SWK, Inc. was a value added reseller and master developer for Sage Software’s MAS 90/200/500 financial accounting software, and was also the publisher of its own proprietary EDI software, “MAPADOC.”

In June 2006, our wholly-owned subsidiary, SWK Technologies, Inc., acquired certain assets, including but not limited to the customer list and name from AMP-Best Consulting, Inc. (“AMP-Best”). AMP-Best is an information technology company and value added reseller of licensed accounting software published by Sage Software and sells services and products to various end users, manufacturers, wholesalers and distribution industry clients located throughout the United States, with special emphasis on companies located in the upstate New York region. Our principal offices and facilities are located at 5 Regent Street, Suite 520, Livingston, NJ  07039 and our telephone number is (973) 758-9555.

General

We are business consultants for small and medium sized businesses and value-added resellers and developers of financial accounting software.  We also publish our own proprietary EDI software.  We are a leader in marketing financial accounting solutions across a broad spectrum of industries focused on manufacturing and distribution. We specialize in software integration and deployment, programming, and training and technical support, aimed at improving the financial reporting and operational efficiencies of small and medium sized companies. The sale of our financial accounting software is concentrated in the northeastern United States, while our EDI software and programming services are sold to corporations nationwide.

We differentiate ourselves from traditional software resellers through our wide range of value-added services, consisting primarily of programming, training, technical support, and other consulting and professional services. We also provide software customization, data migration, business consulting, and implementation assistance for complex design environments. Our strategic focus is to respond to our customers’ requests for interoperability and provide solutions that address broad, enterprise-wide initiatives.

Our product sales are cyclical, and increase when the developer of a specific software product offers new versions, promotions or discontinues support of an older product.

As is common among software resellers, we purchase our products from our suppliers with a combination of cash and credit extended by the supplier. We do not carry inventory, and generally place an order with the supplier only after receiving a firm commitment from our customer. Except in unusual situations, we do not allow our customers to return merchandise and rarely offer extended payment terms to our customers.

Our Products

Substantially all of our initial sales of financial accounting solutions consist of prepackaged software and associated services to customers in the United States. Our sales are focused on three major product categories and associated value-added services.

Financial Accounting Software

The Company resells accounting software published by Sage Software, Inc. (Sage) and Intuit, Inc. for the financial accounting requirements of small and medium sized businesses focused on manufacturing and distribution, and the delivery of related services from the sales of these products, including installation, support and training. These product sales are primarily packaged software programs installed on a user workstation, on a local area network server, or in a hosted environment. The programs perform and support a wide variety of functions related to accounting, including financial reporting, accounts payable and accounts receivable, and inventory management.

We provide a variety of services along with our financial accounting software sales to assist our customers in maximizing the benefits from these software applications. These services include training, technical support, and professional services.  We employ class instructors and have formal, specific training in the topics they are teaching. We can also provide on-site training services that are highly tailored to meet the needs of a particular customer. Our instructors must pass annual subject-matter examinations required by Sage to retain their product-based teaching certifications.

We provide end-user technical support services through our support/help desk.  Our staff of product and technology consultants assists customers calling with questions about product features, functions, usability issues, and configurations. The support/help desk offers services in a variety of ways, including prepaid services, time and materials billed as utilized and annual support contracts. Customers can communicate with the support/help desk through e-mail, telephone, and fax channels. Standard support/help desk services are offered during normal business hours five days per week.

Our professional services include project-focused offerings such as software customization, data migration, and small and medium sized business consulting. We have project managers who provide professional services to our financial accounting customers.

Electronic Data Interchange (EDI) Software

We publish our own proprietary EDI software “MAPADOC.”  EDI can be used to automate existing processes, to rationalize procedures and reduce costs, and to improve the speed and quality of services. Because EDI necessarily involves business partners, it can be used as a catalyst for gaining efficiencies across organizational boundaries.

Our “MAPADOC” EDI solution is a fully integrated EDI solution that provides users of Sage Software’s market-leading MAS family of accounting software products with a feature rich product that is easy to use. “MAPADOC” provides the user with dramatically decreased data entry time, elimination of redundant steps, the lowering of  paper and postage costs, the reduction of time spent typing, signing, checking and approving documents and the ability to self-manage EDI and to provide a level of independence that saves time and money.

We market our “MAPADOC” solutions to our existing and new small and medium-sized business customers, and through a network of resellers.  We have a sales team of technical specialists involved in marketing and supporting sales of the “MAPADOC” product and associated services.

Warehouse Management Systems

We are resellers of the Warehouse Management System (WMS) software published by Accellos, Inc.  Accellos, Inc. develops warehouse management software for mid-market distributors. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions.  Directed picking, directed replenishment, and directed put-away are the key to WMS.  The detailed setup and processing within a WMS can vary significantly from one software vendor to another.  However, the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations.

The Accellos WMS software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control.  Accellos works as part of a complete operational solution by integrating seamlessly with RF hardware, accounting software, shipping systems and warehouse automation equipment.

We market the Accellos solution to our existing and new medium-sized business customers.

Network Services  and Business Consulting

We provide network maintenance and service upgrades for our business clients.  We are a Microsoft Solutions Provider.  Our staff includes engineers who maintain certifications from Microsoft and Sage Software.  They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for our clients, including server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, and backup, archiving, and storage of data from servers.  There are numerous competitors, both larger and smaller, nationally and locally, with whom we compete in this market.

We also provide, as consultants, the information technology (IT) audit required by Section 404 of the Sarbanes Oxley Act of 2002. Section 404 (SOX 404) requires CEOs, CFOs, and outside auditors to attest to the effectiveness of internal controls for financial reporting.  To satisfy Section 404 requirements, CEO’s, CFO’s, and outside auditors must sign off on company’s internal controls. They need to know that the company can document its adherence to IT procedures and processes, and that IT processes supporting financial management systems are well controlled. Our qualified staff of certified network engineers and certified public accountants allows us to provide these audits to small and medium sized publicly traded corporations.  Our competition to render these services includes accounting firms and independent information technology consultants like ourselves.

Markets

Financial Accounting Software.

In the financial accounting software market, we focus on providing enterprise solutions to small- and medium-sized businesses (“SMB”) with less than $100 million of annual revenue, primarily in the manufacturing and distribution industries.  The SMB market is comprised of thousands of companies in the New York region alone.

While several local and regional competitors exist in the various geographic territories where we conduct business, we have a competitive advantage in terms of geographic reach, comprehensive training and support, and the provision of other products and services. We are one of the larger Sage resellers in the United States.   While there are numerous national, regional, and local competitors that could be compared to us in scale, size, geographical reach, and target markets for the resale of Sage products, there is no one dominant competitor or dominant group of competitors with whom we compete for contracts or assignments on a regular basis.  There are also numerous competitors who publish and/or resell competing product lines, such as Microsoft’s General Dynamics accounting software.

Electronic Data Interchange Software.

We publish and sell through a network of software resellers our proprietary EDI software, “MAPADOC”.  Electronic Data Interchange (EDI) is computer-to-computer communication of business documents between companies.  It is a paperless way to send and receive Purchase Orders, Invoices, etc.  EDI replaces human-readable documents with electronically coded documents. The sending computer creates the document and the receiving computer interprets the document.  Implementation of EDI streamlines the process of exchanging standard business transactions.   Companies save by eliminating people cost as well as the cost due to errors and double entry of data.   The transmissions are accomplished by connecting to a mailbox via a modem or the Internet.   The most common mailbox is a Value Added Network's (VAN) electronic mailbox.  Each user, identified by a unique EDI ID, accesses his mailbox to send and receive all EDI transactions.  To standardize the documents communicated between many companies, the Transportation Data Coordinating Committee, in 1975, published its first set of standards.

EDI standards are formats and protocols that trading partners agree to use when sending and receiving business documents.  Around 1979, The American National Standards Institute (ANSI) designated an accredited standards committee for EDI.  The standards continue to evolve to address the needs of the member companies.   “MAPADOC” complies with all current standards. The market for EDI continues to expand as big box retailers, such as Wal-Mart, Target, and K-Mart, insist their vendors utilize EDI in their business transactions. There are numerous companies with whom we compete in the SMB EDI marketplace, including True Commerce and Kissinger Associates.

Warehouse Management Systems.

We resell under a distributor agreement the Warehouse Management Solution published by Accellos, Inc.  Accellos Inc. develops warehouse management software for mid-market distributors. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions.  Directed picking, directed replenishment, and directed put away are the key to WMS.  The detailed setup and processing within a WMS can vary significantly from one software vendor to another. However the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations. The Accellos warehouse management software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control. Accellos works as part of a complete operational solution by integrating seamlessly with RF hardware, accounting software, shipping systems and warehouse automation equipment.  The WMS marketplace is extremely competitive.  We compete against national, regional, and local resellers, some significantly larger than us.

Arrangements with Principal Suppliers

Our revenues are primarily derived from the resale of vendor software products and services. These resales are made pursuant to channel sales agreements whereby we are granted authority to purchase and resell the vendor products and services. Under these agreements, we either resell software directly to our customers or act as a sales agent for various vendors and receive commissions for our sales efforts.

We are required to enter into an annual Channel Partner Agreement with Sage Software, Inc. and Intuit, Inc. whereby Sage and Intuit appoint us as a non-exclusive partner to market, distribute, and support MAS 90/200/500 and QuickBooks Enterprise software. These agreements authorize us to sell these software products to certain customers in the United States. There are no clauses in this agreement that limit or restrict the services that we can offer to customers.  We also operate a Sage Software Authorized Training Center Agreement and also are party to a Master Developers Program License Agreement.

Customers

We market our products to private companies throughout the United States.  In the year ended December 31, 2009, the revenues generated by our top ten customers represented approximately eighteen percent (18%) of consolidated revenues, and no single customer accounted for ten percent or more of our consolidated revenues.

Intellectual Property

We regard our technology and other proprietary rights as essential to our business. We rely on copyright, trade secret, confidentiality procedures, contract provisions, and trademark law to protect our technology and intellectual property. We have also entered into confidentiality agreements with our consultants and corporate partners and intend to control access to, and distribution of our products, documentation, and other proprietary information.

We own several trademarks registered with the U.S. Patent and Trademark Office, including “MAPADOC” and have a number of trademark applications pending. We have no patents or patent applications pending.

Employees

As of December 31, 2009, we had approximately 36 full time employees and one office in New Jersey, and two offices in New York. Approximately six of our employees are engaged in sales and marketing activities and approximately seventeen employees are engaged in service fulfillment.

Our future success depends in significant part upon the continued services of our key sales, technical, and senior management personnel and our ability to attract and retain highly qualified sales, technical, and managerial personnel. None of our employees are represented by collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

Going Concern

We have received a going concern opinion from our independent registered public accounting firm for the years ended December 31, 2009 and 2008.  We have incurred substantial accumulated deficits and operating losses.  These issues raise substantial doubt about our ability to continue as a going concern.  Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant’s filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement that we filed with the SEC. Some parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the shares of common stock to be issued under this registration statement.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and 2008 and other filings with the Securities and Exchange Commission, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment. See Cautionary Statement Regarding Forward-Looking Statements below.

Risks Related to Our Operations

As of December 31, 2009 there was substantial doubt about our ability to continue as a going concern.  The Company may not be able to continue its operations and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of December 31, 2009, the Company’s independent public accounting firm issued a “going concern opinion” wherein they stated that the accompanying financial statements were prepared assuming the Company will continue as a going concern.  The Company did not generate sufficient cash flows from revenues during the year ended December 31, 2009 to fund its operations.  Also, as of December 31, 2009, the Company had negative net working capital of approximately $5.1 million.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have a limited operating history.

We did not begin our value added reseller, software, and consulting business until June 2004.  Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects.  We cannot assure that we can successfully address the risks involved in operating our business.  Our failure to do so could materially adversely affect our business, financial condition and operating results.

We have historically lost money and may continue to lose money in the future.

We have historically lost money.  For the years ended December 31, 2009 and 2008, we had net losses of $1,502,262 and $1,486,398, respectively, and net losses of $0.00 and $0.00 per share, respectively.  Future losses are likely to occur.  Accordingly, we may experience significant liquidity and cash flow problems because our operations may not be profitable.  No assurances can be given that we will be successful in reaching or maintaining profitable operations.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results.  Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

●	the timing of sales of our products and services;
●	the timing of product implementation, particularly large design projects;
●	unexpected delays in introducing new products and services;
●	increased expenses, whether related to sales and marketing, product development, or administration;
●	deferral in the recognition of revenue in accordance with applicable accounting principles, due to the time required to complete projects;
●	the mix of product license and services revenue; and
●	costs related to possible acquisitions of technology or businesses.

We may fail to develop new products, or may incur unexpected expenses or delays.

Although we currently have fully developed products available for sale, we may also develop various new technologies, products and product features and may rely on them to remain competitive.  Due to the risks inherent in developing new products and technologies—limited financing, competition, obsolescence, loss of key personnel, and other factors—we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so.  Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

If we cannot raise additional capital to finance future operations, we may need to curtail our operations in the future.

We have relied on significant external financing to fund our operations.  Such financing has historically come from a combination of borrowings and sales of securities from third parties.  We cannot assure you that financing from external sources will be available if needed or on favorable terms.  Our inability to obtain adequate financing will result in the need to curtail business operations.  Any of these events would be materially harmful to our business and may result in a lower stock price.

Because our financial accounting software, EDI software, and business consulting businesses are still evolving, we may experience difficulties that could prevent us from becoming profitable.

Because our financial accounting software, EDI software, and business consulting businesses are still evolving, we may experience the difficulties frequently encountered by companies in the early stage of development in new and evolving markets.  These difficulties include the following:

•	substantial delays and expenses related to testing and developing new products;

•	marketing and distribution problems encountered in connection with our new and existing products and technologies;

•	competition from larger and more established companies;

•	delays in reaching our marketing goals;

•	difficulty in recruiting qualified employees for management and other positions;

•	lack of sufficient customers, revenues and cash flow; and

•	limited financial resources.

We may continue to face these and other difficulties in the future, some of which may be beyond our control.  If we are unable to successfully address these problems, our business will suffer and our stock price could decline.

If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

Software products are not currently accurate in every instance, and may never be.  Furthermore, we could inadvertently release products and technologies that contain defects.  In addition, third-party technology that we include in our products could contain defects.  We may incur significant expenses to correct such defects.  Clients who are not satisfied with our products or services could bring claims against us for substantial damages.  Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages.  Our payment of any such expenses or damages could prevent us from becoming profitable.

Our success is highly dependent upon our ability to compete against competitors that have significantly greater resources than we have.

The financial accounting software, EDI software, and business consulting industries are highly competitive, and we believe that this competition will intensify.   Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do.  Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services or that could render any or all of our products or services obsolete.  Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively and we may not be profitable.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets.  If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively.  Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have, and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

We may unintentionally infringe on the proprietary rights of others.

Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights.  Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so.  Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

Our President controls a significant percentage of our capital stock and has sufficient voting power to control the vote on substantially all corporate matters.

As of November 8, 2010, Mark Meller, our President, owned approximately 74% of our outstanding shares of our Class A common stock (assuming the conversion of outstanding debt into shares of Class A common stock and/or Class B common stock).  Mr. Meller may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A common stock.  In addition, Mr. Meller is in a position to impede transactions that may be desirable for other stockholders.  They could, for example, make it more difficult for anyone to take control of us.

Our industry is characterized by rapid technological change and failure to adapt our product development to these changes may cause our products to become obsolete.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

The trend toward consolidation in our industry may impede our ability to compete effectively.

As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices.  Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions.  We may not be able to compete effectively against these competitors.  Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy.  The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

We face intense price-based competition for licensing of our products which could reduce profit margins.

Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

If we lose the services of any of our key personnel, including our non-executive chairman of the board of directors or chief executive officer, our business may suffer.

We are dependent on Mark Meller, our Chief Executive Officer and our key employees in our operating subsidiary, specifically Jeffrey Roth.   The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement.  Such a loss would also divert management attention away from operational issues.  In an attempt to minimize the effects of such loss, we presently maintain a $1,000,000 key-man term life insurance policy on Mr. Roth, and have applied for a similar policy on Mr. Meller.

We do not expect to pay dividends in the foreseeable future.

We intend to retain any future earnings to finance the growth and development of our business.  Therefore, we do not expect to pay any cash dividends in the foreseeable future.  Any future dividends will depend on our earnings, if any, and our financial requirements.

Existing stockholders will experience significant dilution from our sale of shares under the YA Global f/k/a Cornell Capital Partners) Debentures.

The sale of shares of Class A Common Stock pursuant to the terms of the YA Global (f/k/a Cornell Capital Partners) Debentures will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our Class A Common Stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of Class A Common Stock under the YA Global (f/k/a Cornell) Debentures as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution. [See “Liquidity and Capital Resources” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations]

The investors holding our convertible debentures will pay less than the then-prevailing market price of our Class A Common Stock.

The Class A Common Stock to be issued under the YA Global (f/k/a Cornell) Debentures will be issued at ninety percent (90%) of the lowest Closing Bid Price of the Common Stock during the thirty (30) days trading days immediately preceding the Conversion Date, as quoted by Bloomberg, LP. These discounted sales could cause the price of our Class A Common Stock to decline.

Further, because the investor under the YA Global (f/k/a. Cornell) Debentures will acquire our Class A Common Stock at a discount, it will have an incentive to sell immediately in order to realize a gain on the difference. This incentive to sell immediately into the public market to realize a gain on the difference accelerates if the market price of our Class A Common Stock declines.  [See “Liquidity and Capital Resources” in Item 6. Management’s Discussion and Analysis or Plan of Operation.]

The investors holding our convertible debentures intend to sell their shares of Class A Common Stock in the public market, which sales may cause our stock price to decline.

The investors holding our convertible debentures intend to sell the shares of Class A Common Stock in the public market. The number of shares of Class A Common Stock that may be sold is undeterminable at this time. Such sales may cause our stock price to decline.

The sale of our Class A Common Stock issuable upon conversion of the YA Global (f/k/a Cornell) Debentures could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our Class A Common Stock caused by the sale of material amounts of Class A Common Stock under the YA Global (f/k/a Cornell) Debentures could encourage short sales by third parties. Such an event could place further downward pressure on the price of our Class A Common Stock.

Our Class A Common Stock is thinly traded and we cannot predict the extent to which a more active trading market will develop.

Our Class A Common Stock is thinly traded compared to larger more widely known companies. Thinly traded Class A Common Stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the Class A Common Stock will develop or be sustained after this offering.

We cannot assure you that we will be able to access external funding when needed.

We currently depend on external financing to fund our operations. We cannot assure you that we will be able to obtain such financing on favorable terms, in sufficient amounts, or at all, when needed.  Our inability to obtain sufficient financing would have an immediate material adverse effect on us, and our business, financial condition and results of operations.

The price of our stock may be affected by a limited trading volume and may fluctuate significantly.

There has been a limited public market for our Class A common stock and there can be no assurance that an active trading market for our stock will continue.  An absence of an active trading market could adversely affect our stockholders' ability to sell our Class A common stock in short time periods, or possibly at all.  Our Class A common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our stock without regard to our operating performance.  In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Class A common stock to fluctuate substantially.

Our class A common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

Our Class A common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our Class A common stock by reducing the number of potential investors.  This may make it more difficult for investors in our Class A common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.  Penny stocks are stock:

•	With a price of less than $5.00 per share

•	That are not traded on a "recognized" national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Future sales of our Class A common stock could cause our stock price to decline.

The sale of a large number of our shares, or the perception that such a sale may occur, could lower our stock price.  Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

Issuance of our reserved shares of Class A common stock may significantly dilute the equity interest of existing stockholders.

We have reserved for issuance shares of our Class A common stock upon exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding.  Issuance of these shares will have the effect of diluting the equity interest of our existing stockholders and could have an adverse effect on the market price for our Class A common stock.

Security Ownership of Certain Beneficial Holders and Management

The following tables set forth certain information regarding the beneficial ownership of our voting securities as of November 8, 2010: (i) each person known to us to beneficially own more than 5% of the applicable class of voting securities, (ii) our directors, (iii) and each named executive officer and (iv) all directors and executive officers as a group.  As of November 8, 2010 there were a total of 7,573,413,255 shares of Class A common stock outstanding. Each share of Class A common stock and Class B common stock is entitled to one vote on matters on which holders of common stock are eligible to vote.  The column entitled “Percentage of Total Voting Stock” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of November 8, 2010, through the exercise or conversion of any stock option, convertible security, warrant or other right.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Ownership of Common Stock

		Common Stock Beneficially Owned
Name/Address	Title of Class	Number		Percent

Mark Meller (President)	Class A Common Stock	21,847,422,393	(1)	74.2%
c/o Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039

Directors and executive officer as a group	Class A Common Stock	21,847,422,393		74.2%
____________________________________

(1)
Includes 21,847,422,393 shares of our Class A common stock issuable upon conversion of $1,278,074 due to Mr. Meller. These figures assume that Class B Common Stock is issued to satisfy these obligations, and such Class B Common Stock shares are subsequently converted to shares of Class A Common Stock. Pursuant to an  agreement between the Company and Mr. Meller, Mr. Meller may, at any time, convert amounts owed to him for monies thereon into (i) one share of our Class B common stock for each dollar owed, (ii) the number of shares of our Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such amounts due.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included in this Form S-8 and other materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral or written statements made by us or on our behalf), may contain forward-looking statements about our current and expected performance trends, growth plans, business goals and other matters.  These statements may be contained in our filings with the Securities and Exchange Commission, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers.  Information set forth in this discussion and analysis contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Private Securities Litigation Reform Act of 1995 (the “Act”) provides certain “safe harbor” provisions for forward-looking statements.  The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Forward-looking statements speak only as of the date the statement was made.  We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.  Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

SELLING SECURITY HOLDERS

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders. All of the shares being offered under this prospectus will be issued under the Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Stock Incentive Plan, the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan or the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.

The following table sets forth, information with respect to those individuals that are anticipated to be selling shareholders of Class A Common Stock shares under this registration statement.

Name	Title of Class	Shares Offered for Resale
Crandall Melvin	Class A Common Stock	125,000,000	(1)
Jeffrey Roth	Class A Common Stock	125,000,000	(2)
Andrew Nunez	Class A Common Stock	75,000,000	(3)
Paul Frydman	Class A Common Stock	75,000,000	(4)
Lawrence A. Muenz	Class A Common Stock	403,686,999	(5)
Joseph Macaluso	Class A Common Stock	150,000,000	(6)
_______________

(1)           Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for payment of bonus equal to $12,500.

(2)           Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for payment of bonus equal to $12,500.

(3)           Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for payment of bonus equal to $7,500.

(4)           Represents Class A Common Stock shares that may be granted from the Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan for payment of bonus equal to $7,500.

(5)           Represents Class A Common Stock shares that may be granted from the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan payment of legal services rendered equal to $8,073.74.

(6)           Represents Class A Common Stock shares that may be granted from the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan for payment of financial/accounting services rendered equal to $3,000.

PLAN OF DISTRIBUTION

The selling security holders and any of their respective donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. Each selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and re-sales by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•
short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

•	transactions to cover short sales;
•	broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;
•	a combination of any of these methods of sale; or
•	any other method permitted by applicable law

The sale price to the public may be:

•	the market price prevailing at the time of sale;
•	a price related to the prevailing market price;
•	at negotiated prices; or
•	such other price as the selling security holder determines from time to time.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Each selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if he deems the purchase price to be unsatisfactory at any particular time.

Each selling security holder may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of Trey or derivatives of Trey securities and may sell or deliver shares in connection with these trades. Each selling security holder may pledge his shares to his brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Neither selling security holder has indicated to us that he expects these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the re-sale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

A selling security holder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, none of the selling security holders have entered into any agreement with a prospective underwriter.  If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

Each selling security holder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all fees and expenses incident to the registration of the shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the company.

Our Certificate of Incorporation provides that, except in certain specified instances, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

To the extent indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Trey under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

EXPERTS
The consolidated financial statements of Trey Resources, Inc. for the fiscal years ended December 31, 2009 and 2008 incorporated by reference into this prospectus have been audited by Friedman, LLP and Bagell, Josephs, Levine & Company, LLC, n/k/a Friedman LLP, independent registered public accountants, to the extent and for the periods set forth in that firm’s report, are incorporated in this prospectus in reliance upon the report given upon the authority of Friedman, LLP and Bagell, Josephs, Levine & Company, LLC, n/k/a Friedman LLP,, as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon by Meritz & Muenz LLP, Washington, D.C.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Fidelity Transfer Company. Its telephone number is 801-466-7208.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document, which is filed as an exhibit to the registration statement.

You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant’s filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room.  Our web site address is http://www.treyresources.com.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and all documents we subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering covered by this prospectus:

(a)	Our Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and 2008, filed with the Securities and Exchange Commission.

(b)	Our Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission.

(c)	Our Current Report on Form 8-K dated January 26, 2010.

(d)	Our Current Report on Form 8-K dated September 1, 2010.

(e)	Our Current Report on Form 8-K dated November 1, 2010.

(f)	Our Current Report on Form 8-K dated November 15, 2010.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Trey Resources, Inc.
5 Regent Street, Suite 520
Livingston, NJ 07039
(973) 758-9555

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

In accordance with the requirements of the Securities Exchange Act of 1934, the Company periodically files certain reports and other information with the Commission.  The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

(a)	Our Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and 2008, filed with the Securities and Exchange Commission.

(b)	Our Quarterly Report on Form 10-Q for the period ended September 30, 2010 filed with the Securities and Exchange Commission.

(c)	Our Current Report on Form 8-K dated January 26, 2010.

(d)	Our Current Report on Form 8-K dated September 1, 2010.

(e)	Our Current Report on Form 8-K dated November 1, 2010.

(f)	Our Current Report on Form 8-K dated November 15, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Lawrence A. Muenz, a partner of Meritz & Muenz LLP, counsel to the Company, may receive compensation for legal services provided to the Company by his firm in the form of Class A Common Stock granted under the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of Trey to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of Trey.

The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan.
4.2	Amended and Restated Trey Resources, Inc. Directors’ and Officers’ 2004 Stock Incentive Plan.
4.3	Trey Resources, Inc. 2007 Consultant Stock Incentive Plan
5.1	Legal Opinion of Meritz & Muenz LLP.
23	Consent of Experts and Counsel
23.1	Friedman LLP
23.2	Consent of Meritz & Muenz LLP. (See Exhibit 5.1)

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on November 23, 2010.

Trey Resources, Inc.

By:	/s/ Mark Meller
Mark Meller
President, Chief Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

s/Mark Meller                                                                                     Date:           November 23, 2010
Mark Meller, President,
Chief Executive Officer and
Principal Financial Officer
Director

Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Stock Incentive Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the Amended and Restated Trey Resources, Inc. 2004 Directors’ and Officers’ Incentive Stock Plan, as amended, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on November 23, 2010.

/s/Mark Meller
Mark Meller, President,
Chief Executive Officer and
Principal Financial Officer

Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the Amended and Restated Trey Resources, Inc. 2004 Incentive Stock Plan, as amended, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on November 23, 2010.

/s/Mark Meller
Mark Meller, President,
Chief Executive Officer and
Principal Financial Officer

Trey Resources, Inc. 2007 Consultant Stock Incentive Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the Trey Resources, Inc. 2007 Consultant Stock Incentive Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Livingston, New Jersey, on November 23, 2010.

s/Mark Meller
Mark Meller, President,
Chief Executive Officer and
Principal Financial Officer

Index of Exhibits

4.1	Amended and Restated Trey Resources, Inc. 2004 Stock Incentive Plan.
4.2	Amended and Restated Trey Resources, Inc. Directors’ and Officers’ 2004 Stock Incentive Plan.
4.3	Trey Resources, Inc. 2007 Consultant Stock Incentive Plan
5.1	Legal Opinion of Meritz & Muenz LLP.
23	Consent of Experts and Counsel
23.1	Friedman LLP
23.2	Consent of Meritz & Muenz LLP. (See Exhibit 5.1)